EXHIBIT 99.1

Cellceutix Announces Company Name Change to Innovation Pharmaceuticals Inc.

BEVERLY, Mass., June 7, 2017 (GLOBE NEWSWIRE) -- Cellceutix Corporation, (OTCQB:CTIX) (“the Company”), an emerging biopharmaceutical company, is pleased to announce to shareholders, and the public at large, that the company name is changing to Innovation Pharmaceuticals Inc. (IPI) and it has received a new Committee on Uniform Securities Identification Procedures (CUSIP) number of 45782D 100.

Innovation Pharmaceuticals more accurately describes the innovative nature of our first-in-class pipeline of mid-stage drug candidates. These changes will have no impact on the marketability of the Company’s securities, or the ability to trade the common stock through brokerage firms. Stockholders of the Company are not required to exchange their stock certificates in connection with the name change.

The Company’s common stock will continue to trade under stock symbol “CTIX” on OTCQB until market close on June 8, 2017. Trading on the OTCQB under the new Innovation Pharmaceuticals name and ticker symbol “IPIX” will begin at market open on June 9, 2017.

The Company’s new website address will change to www.IPharmInc.com. In the interim, the Company will maintain www.cellceutix.com.

The name change will be discussed at the upcoming live shareholder and investor conference call, to be held on Thursday, June 8, 2017, at 11am EDT. Senior Company management will be responding to recently posed questions submitted by email. Live call-in questions will also be addressed.

 Below are call-in details for the conference call:

Title: Innovation Pharmaceuticals Shareholder and Investor Conference Call

Presentation Type: Audio Webcast

Event Date: Thursday, June 8, 2017, at 11am EDT

Call-in Numbers: 866-682-6100 / 862-255-5401

Web Event Link: http://www.investorcalendar.com/event/15776

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About the Company

Headquartered in Beverly, Massachusetts, Cellceutix Corporation, to become Innovation Pharmaceuticals Inc. (IPI), will be publicly-traded under the company symbol “IPIX”. The Company is a clinical stage biopharmaceutical company developing innovative therapies in multiple diseases. The Company believes it has a world-class portfolio of first-in-class lead drug candidates and is now advancing them toward market approval, while actively seeking strategic partnerships. The Company’s psoriasis drug candidate Prurisol completed a Phase 2 trial and the Company more recently launched a Phase 2b study. Prurisol is a small molecule that acts through immune modulation and PRINS reduction. The Company’s anti-cancer drug Kevetrin successfully concluded a Phase 1 clinical trial at Harvard Cancer Centers’ Dana Farber Cancer Institute and Beth Israel Deaconess Medical Center, and the Company has commenced a Phase 2 study. In the laboratory, Kevetrin has been shown to induce activation of p53, often referred to as the “Guardian Angel Gene” due to its crucial role in controlling cell mutations. Brilacidin, a defensin mimetic compound, has shown in an animal model to reduce the occurrence of severe ulcerative oral mucositis by more than 94% compared to placebo. The Company is in a Phase 2 clinical trial with its novel compound Brilacidin-OM for the prevention of oral mucositis in patients with head and neck cancer; interim results have shown a marked reduction in the incidence of severe oral mucositis (WHO Grade ≥ 3). The Company’s lead antibiotic, Brilacidin, has completed a Phase 2b trial for Acute Bacterial Skin and Skin Structure Infection, or ABSSSI. Top-line data have shown a single dose of Brilacidin to deliver comparable clinical outcomes to the FDA-approved seven-day dosing regimen of daptomycin. Brilacidin has the potential to be a single-dose therapy for certain multi-drug resistant bacteria (“superbugs”). In an ongoing Phase 2 open label Proof-of-Concept trial, favorable interim results have been observed in the first two cohorts of patients treated with Brilacidin for Ulcerative Proctitis/Ulcerative Proctosigmoiditis (UP/UPS), two types of Inflammatory Bowel Disease (IBD). The Company has formed research collaborations with world-renowned research institutions in the United States and Europe, including MD Anderson Cancer Center, Beth Israel Deaconess Medical Center, and the University of Bologna. More information is available on the Company website at www.IPharmInc.com.

Forward-Looking Statements: This press release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 including statements concerning projected timelines for the initiation and completion of clinical trials, our future drug development plans, other statements regarding future product developments, including with respect to specific indications, and any other statements which are other than statements of historical fact. These statements involve risks, uncertainties and assumptions that could cause the Company’s actual results and experience to differ materially from anticipated results and expectations expressed in these forward-looking statements. The Company has in some cases identified forward-looking statements by using words such as “anticipates,” “believes,” “hopes,” “estimates,” “looks,” “expects,” “plans,” “intends,” “goal,” “potential,” “may,” “suggest,” and similar expressions. Among other factors that could cause actual results to differ materially from those expressed in forward-looking statements are the Company’s need for, and the availability of, substantial capital in the future to fund its operations and research and development; including the amount and timing of the sale of shares of common stock to Aspire Capital; the fact that the Company’s compounds may not successfully complete pre-clinical or clinical testing, or be granted regulatory approval to be sold and marketed in the United States or elsewhere. A more complete description of these risk factors is included in the Company’s filings with the Securities and Exchange Commission. You should not place undue reliance on any forward-looking statements. The Company undertakes no obligation to release publicly the results of any revisions to any such forward-looking statements that may be made to reflect events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events, except as required by applicable law or regulation.

INVESTOR AND MEDIA CONTACT

Cellceutix Corporation

Leo Ehrlich

info@cellceutix.com

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